UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 4, 2020

APPROACH RESOURCES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33801	51-0424817
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas		76116
(Address of principal executive offices)		(Zip Code)

(817) 989-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading Symbol(s))	(Name of each exchange on which registered)
Common Stock, par value $0.01 per share	*	*

* On November 12, 2019, Approach Resources Inc.’s common stock began trading on the OTC Pink marketplace. The NASDAQ Global Select Market has filed a Form 25 with the Securities and Exchange Commission to remove the common stock of Approach Resources Inc. from listing and registration on the NASDAQ Global Select Market. Deregistration under Section 12(b) of the Act will become effective 90 days after the filing date of the Form 25.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on November 18, 2019, Approach Resources Inc. (“Approach,” the “Company,” the “Seller” or “we”) and all of its subsidiaries (the “Filing Subsidiaries and, together with Approach, the “Debtors”) filed voluntary petitions (collectively, the “Bankruptcy Petitions”) under chapter 11 (“Chapter 11”), of Title 11 of the U.S. Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”), thereby commencing the Chapter 11 cases captioned In re Approach Resources Inc., et al., Case No. 19-36444 (Bankr. S.D. Tex.) (the “Chapter 11 Cases”).

As previously disclosed, the Debtors have considered, among other things, sales of all or substantially all of their assets pursuant to Section 363 of the Bankruptcy Code. On February 4, 2020, the Company and certain of the Filing Subsidiaries entered into an asset purchase agreement (the “APA”) with Alpine Energy Acquisitions, LLC (“Alpine”), an affiliate of Alpine Energy Capital, LLC. Pursuant to the terms of the APA, the Company has agreed to sell substantially all of the Debtors’ assets, (the “Assets,” and such sale, the “Asset Sale”) for approximately $192,500,000, subject to certain customary purchase price adjustments as set forth in the APA (the “Purchase Price”). In addition, under the APA Alpine is obligated to make a $19.25 million deposit for escrow, and upon the closing of the transactions contemplated by the APA, such deposit will be released to the Seller and credited against the Purchase Price. The escrow amount was funded on February 6, 2020.

The APA, which is subject to Court approval, is intended to constitute a “stalking horse bid” for the Assets in accordance with the bid procedures (the “Bid Procedures”) previously approved by the Court on January 9, 2020 (the “Bid Procedures Order”), and includes certain bid protections for Alpine, including a maximum expense reimbursement of $250,000 and a break-up fee of $5.25 million (the “Bid Protections”). The Bid Procedures Order established certain Bid Procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers to purchase all or substantially all of the Assets (any such offer, a “Competing Transaction”). The Bid Protections are payable upon certain termination events, including the consummation of a Competing Transaction.

The Bid Procedures Order has set the deadline (the “Bid Deadline”) to submit bids for the Debtors’ assets as February 14, 2020. Upon the receipt of at least one qualified offer from other bidders proposing a Competing Transaction by the Bid Deadline, the Debtors propose to hold an auction with respect to the Assets on or about February 26, 2020. Additional information regarding the proposed auction and the requirements for qualified bids with respect to a Competing Transaction can be found in the Bid Procedures Order.

The foregoing description of the APA does not purport to be complete and is qualified in its entirety by reference to the APA, which has been filed with the Court and is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Information regarding the Chapter 11 Cases is available through the Company’s website under the Restructuring Information tab, which contains a link to the claims agent’s website, https://dm.epiq11.com/approachresources.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
2.1*	Asset Purchase Agreement, between Approach Resources Inc. and Alpine Energy Acquisitions, LLC, and joined in for certain purposes by Alpine Energy Capital, LLC, dated as of February 4, 2020

* Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Approach Resources Inc.

By:	/s/ Joshua E. Dazey
Joshua E. Dazey
Executive Vice President – Legal

Date:  February 6, 2020

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